Exhibit 4.2

SIGMA DESIGNS, INC.

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 to Registration Rights Agreement (this "Amendment No. 1") is made as of July 2, 2003, by and between Sigma Designs, Inc., a California corporation (the "Company"), and the investor set forth on the signature pages hereto (the "Initial Investor").

WHEREAS, the Company and the Initial Investor are parties to that certain Registration Rights Agreement, dated as of June 24, 2003 (the "Registration Rights Agreement");

WHEREAS, the Company has agreed to issue and sell to the Initial Investor, and the Initial Investor has agreed to purchase from the Company, additional shares (the "Additional Purchased Shares") of the Company's common stock, no par value per share (the "Common Stock"), all upon the terms and conditions set forth in that certain Common Stock Purchase Agreement, dated of even date herewith, between the Company and the Initial Investor (the "Stock Purchase Agreement");

WHEREAS, as a condition to the Initial Investor purchasing the Additional Purchased Shares, the Company has agreed to grant the Initial Investor registration rights with respect to the Additional Purchased Shares, and the Company and the Initial Investor desire to amend the Registration Rights Agreement to include the Additional Purchased Shares thereunder; and

WHEREAS, Section 14(a) of the Registration Rights Agreement permits the amendment of the Registration Rights Agreement with the written consent of the Majority Holders (as such term is defined therein) and the Company;

WHEREAS, the Company and the Majority Holders hereby desire to amend the Registration Rights Agreement to include the Additional Purchased Shares as "Registrable Shares" thereunder (as such term is defined in the Registration Rights Agreement).

1.     In consideration of the mutual covenants and representations set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Initial Investor agree as follows:

(a)   The definition of "Registrable Shares" set forth in Section 1 of the Registration Rights Agreement is hereby amended in its entirety to state as follows:

"Registrable Shares" shall mean (i) the Purchased Shares, any shares purchased by the Initial Investor pursuant to the Common Stock Purchase Agreement dated July 2, 2002 between the Company and the Initial Investor, and any shares issued in respect thereof, and (ii) any Common Stock of the Company issued as (or issuable on the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in clauses (i) above.

2.     Registration Rights Agreement Otherwise Unaffected. All other provisions of the Registration Rights Agreement shall remain in full force and effect as set forth in the Registration Rights Agreement.

3.     Governing Law; Severability. This Amendment No. 1 shall be governed and construed and enforced in accordance with the laws of the State of California. If one or more of the provisions in this Amendment No. 1 is deemed void by law, then the remaining provisions will continue in full force and effect.

4.     Entire Agreement. This Amendment No. 1 and the Registration Rights Agreement (including the exhibits referenced therein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Initial Investor with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and the Initial Investor.

5.     Counterparts. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6.     Facsimile Signatures. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

SIGMA DESIGNS, INC.

By:	/s/ THINH TRAN
Name: Thinh Tran Title: President and Chief Executive Officer

INVESTORS ACQUA WELLINGTON OPPORTUNITY I LIMITED

By:	/s/ M.W TAYLOR
Name: M.W. Taylor Title: Director